EXHIBIT 17 TO SCHEDULE 13D

        NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

        THIS INSTRUMENT IS SUBJECT TO THE TERMS OF AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF OCTOBER 31, 2005, BY IMATION CORP. AND THE PURCHASERS OF EXABYTE’S 10% SECURED CONVERTIBLE SUBORDINATED NOTES DUE SEPTEMBER 30, 2010, IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, DATED OCTOBER 31, 2005.

        THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE CHIEF FINANCIAL OFFICER OF THE COMPANY, LOCATED AT 2108 55th STREET, BOULDER, COLORADO 80301, WILL, BEGINNING NO LATER THAN FORTY DAYS AFTER THE ORIGINAL ISSUE DATE, PROMPTLY MAKE AVAILABLE TO HOLDERS UPON REQUEST THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS NOTE.

EXABYTE CORPORATION

10% SECURED CONVERTIBLE SUBORDINATED NOTE

November 1, 2005

$_______	Boulder, Colorado

        FOR VALUE RECEIVED, Exabyte Corporation, a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of _________________________________ or any subsequent holder of this Note (the “Holder”), in lawful money of the United States of America, the principal sum of $______, together with interest thereon, payable on the dates and in the manner set forth below. This Note is one of at least $8.0 million and not more than $11.0 million in aggregate principal amount of 10% Secured Convertible Subordinated Notes (each a “Note” and collectively the “Notes”) issued pursuant to the Securities Purchase Agreement dated October 31, 2005 among Borrower and the original purchasers of the Notes (the “Purchase Agreement”), and is entitled to the benefit of the provisions set forth therein. Certain capitalized terms used herein are defined in Section 14 below.

    1.        Principal. The principal amount of this Note shall mature and be due and payable on September 30, 2010 (the “Maturity Date”).

    2.        Interest. Interest shall accrue on the unpaid principal amount of this Note on a daily basis from the Original Issue Date until the date of payment at the rate of 10.0% per annum, calculated on the basis of a 360-day year; provided, however, that during the continuance of an Event of Default, interest shall accrue at the rate of 20% per annum. Accrued interest shall be payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, beginning June 1, 2006 (each an “Interest Payment Date”) except that, if any such date is not a Trading Day, the Interest Payment Date shall be the next succeeding Trading Day. If the applicable Equity Conditions have been met as of the Interest Payment Date, accrued interest shall be paid in the form of shares of Common Stock valued at 90% of the average of the 20 VWAPs immediately prior to the Interest Payment Date. If the applicable Equity Conditions have been waived by the Holder of this Note as of the Interest Payment Date, as to such Holder only, such interest shall be paid in shares of Common Stock valued at 80% of the average of the 20 VWAPs immediately prior to the Interest Payment Date. In all other cases, interest shall continue to accrue (and shall be compounded quarterly on each subsequent Interest Payment Date) until the next Interest Payment Date on which the applicable Equity Conditions have been satisfied or waived, at which time such interest shall be paid in shares of Common Stock valued at the lesser of (A) 90% of the average of the 20 VWAPs immediately prior to the original Interest Payment Date, or (B) 90% of the average of the 20 VWAPs immediately prior to the Interest Payment Date on which the applicable Equity Conditions are satisfied or waived. Notwithstanding the foregoing, all accrued interest shall be paid in cash in connection with any repayment (or prepayment) of this Note. The Holder shall have the same rights and remedies with respect to the delivery of shares issued in payment of interest on the Notes as shares issued pursuant to a conversion effected in accordance with Section 5. Borrower shall promptly notify the Holder at any time that the Equity Conditions are not satisfied or, having given such notification, at such time as the applicable Equity Conditions shall again be satisfied, as the case may be.

    3.        Place, Manner and Application of Payments. All amounts payable hereunder shall be payable to the Holder in immediately available funds at its address set forth below or such other address as the Holder specifies to Borrower in writing. All payments on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof and any premium.

    4.        Security. This Note is secured by a pledge of substantially all of Borrower’s assets pursuant to a Security Agreement dated October 31, 2005 among Borrower and the original purchasers of the Notes, as it may be amended from time to time (the “Security Agreement”), and the Holder of this Note is entitled to the benefit of the provisions set forth therein.

    5.        Conversion. The Holder of this Note shall have the following rights with respect to conversion of this Note into shares of Borrower’s Common Stock, $.001 par value per share (the “Common Stock”):

    (a)              Conversion at Option of Holder. This Note shall be convertible in whole or in part at any time at the option of the Holder into that number of shares of Common Stock determined by dividing the aggregate principal amount of this Note and accrued interest (and premium, if applicable) thereon to be converted by the Conversion Price (as defined below) then in effect. Conversions shall be effected by providing Borrower with the form of conversion notice attached hereto as Annex A (a “Conversion Notice”). Each Conversion Notice shall specify the amount of this Note to be converted. The “Conversion Date” for such conversion shall be the date that such Conversion Notice is deemed delivered to Borrower hereunder or such later date specified by the Holder in the Conversion Notice. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error.

    (b)              Beneficial Ownership Limitation. If, on the signature page to the Purchase Agreement, the Holder has elected that this Note be subject to this Section 5(b), which election shall be irrevocable by such Holder, then Borrower shall not effect conversion of any portion this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that, after giving effect to conversion of such portion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Conversion Notice, would beneficially own in excess of 4.99% (9.99% in the case of a Forced Conversion pursuant to Section 5(c) only) of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the portion of the Notes with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of the Notes beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of Borrower subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 5(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder. To the extent that the limitation contained in this Section 5(b) applies, the determination of whether a portion of this Note is convertible (in relation to other securities owned by the Holder together with any affiliates) and which portion of this Note is convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder’s determination of whether the portion of this Note referred to in the Conversion Notice may be converted (in relation to other securities owned by such Holder), in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, the Holder will be deemed to represent to Borrower each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this Section 5(b) and Borrower shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 5(b), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) Borrower’s most recent Form 10-Q or Form 10-K, as the case may be, (B) any current report or public announcement by Borrower subsequent thereto, or (C) any other more recent notice by Borrower to Holder setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, Borrower shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of Borrower, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

    (c)              Forced Conversion. Notwithstanding anything herein to the contrary, if the VWAP for each Trading Day during any period of 20 consecutive Trading Days commencing after the Effective Date (a “Threshold Period”) exceeds (x) $40.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the number of outstanding shares of the Common Stock that occur after the Original Issue Date) for any Threshold Period ending on or prior to May 31, 2008 or (y) $30.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the number of outstanding shares of the Common Stock that occur after the Original Issue Date) for any Threshold Period ending on or after May 31, 2008, Borrower may, within three Trading Days after any such Threshold Period, deliver a notice to all holders of Notes (a “Forced Conversion Notice” and the date such notice is received or deemed received by the holders, the “Forced Conversion Notice Date”) to cause the Holder and all other holders of Notes to immediately convert all or part of the then-outstanding Notes pursuant to this Section 5, and the Holder shall surrender its Note to Borrower for conversion within five Trading Days of the Forced Conversion Notice Date. Borrower may only effect a Forced Conversion Notice if and to the extent all of the Equity Conditions have been met during the Threshold Period through the date which is five Trading Days after the Forced Conversion Notice Date. Any Forced Conversion Notices covering less than all outstanding Notes shall be applied ratably to all of the holders of Notes on the basis of the outstanding principal of the Notes. Notwithstanding anything herein to the contrary, if as to any Holder, the amount of Notes subject to a Forced Conversion Notice is limited by virtue of Section 5(b) above (“Unconverted Notes”), such Unconverted Notes shall be automatically converted on each 75th day anniversary of the Forced Conversion Notice Date to the extent permitted pursuant to Section 5(b) and subject to the satisfaction of the Equity Conditions on such date, until all of such Holder’s Notes are converted, notwithstanding the market price of such stock on such anniversary dates; provided, however, such Holder shall use reasonable best efforts to reduce its beneficial ownership of the Common Stock to the extent that on the next 75th day anniversary date such Holder shall be able to convert all of its Unconverted Preferred Stock.

(d) Delivery of Common Stock Certificates.

    (i)               Not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), Borrower shall deliver to the Holder a certificate or certificates (which, after the Effective Date, shall be free of restrictive legends and trading restrictions other than those required by Section 4.1 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Note. After the Effective Date, Borrower shall, if available, deliver any certificate or certificates required to be delivered by Borrower under this Section 5 electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, and Borrower shall be deemed to have satisfied its delivery obligations if shares are made available through such clearing agent on or prior to the Share Delivery Date. If such certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect to rescind such conversion by written notice to Borrower at any time on or before its receipt of such certificates thereafter, in which event Borrower shall immediately return the Holder’s Note previously tendered for conversion..

    (ii)               Borrower’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to Borrower or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with the issuance of such Conversion Shares. If Borrower fails to deliver to the Holder such certificate or certificates pursuant to this Section 5(d) by the Share Delivery Date applicable to such conversion, Borrower shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Notes being converted, $10 per Trading Day (increasing to $20 per Trading Day after three Trading Days and increasing to $40 per Trading Day six Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Notwithstanding anything herein to the contrary, in the event a Holder is entitled to collect liquidated damages hereunder and liquidated damages pursuant to Section 4.1(d) of the Purchase Agreement and/or Section 5(d)(iii) below, the Holder shall be limited to collect, at its option, only one of such remedies on any given occasion. Except as specifically provided with respect to election of remedies, nothing herein shall limit a Holder’s right to pursue actual damages for Borrower’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

    (iii)               If Borrower fails to deliver certificates for Conversion Shares to the Holder pursuant to Section 5(d)(i) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then Borrower shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was required to purchase to complete such sale multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed (including brokerage commissions, if any). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence Borrower shall be required to pay the Holder $1,000. The Holder shall provide Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by Borrower. Except as specifically provided with respect to election of remedies, nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof. Notwithstanding anything to the contrary herein, in the event a Holder is entitled to collect damages under this clause (iii) and liquidated damages pursuant to Section 4.1(d) of the Purchase Agreement and/or Section 5(d)(ii) above, the Holder shall be limited to collect, at its option, only one of such remedies on any given occasion.

    (e)              Conversion Price. The price at which this Note shall be convertible into shares of Common Stock (the “Conversion Price”) shall initially be equal to $2.80 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the number of outstanding shares of the Common Stock that occur after the Original Issue Date). The Conversion Price shall be subject to adjustment from time to time as set forth below.

    (i)              Reset Provision. On the 30-day anniversary of the Original Issue Date, the Conversion Price shall be reset to equal the average of the daily VWAPs for the immediately preceding five Trading Days if such average is less than $2.80 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the number of outstanding shares of the Common Stock that occur after the Original Issue Date); provided, however, that the adjusted Conversion Price determined pursuant to this Section 5(e)(i) shall not be less than $1.80 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions affecting the number of outstanding shares of the Common Stock that occur after the Original Issue Date).

     (ii)        Stock Splits, etc. In case Borrower shall, after the Original Issue Date (i) subdivide its outstanding shares of Common Stock into a greater number of shares or issue additional shares of Common Stock for no consideration as a stock dividend, (ii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iii) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Conversion Shares receivable upon conversion of this Note immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Conversion Shares or other securities of Borrower which it would have owned or have been entitled to receive had this Note been converted in advance thereof. Upon each such adjustment of the kind and number of Conversion Shares or other securities of Borrower which are receivable hereunder, the Holder shall thereafter be entitled to receive the number of Conversion Shares or other securities resulting from such adjustment at a Conversion Price obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of Conversion Shares receivable upon conversion of $1,000 of Notes pursuant hereto immediately prior to such adjustment and dividing such product by the number of Conversion Shares or other securities of Borrower that are receivable upon conversion of $1,000 of Notes pursuant hereto immediately after such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

    (iii)              Subsequent Financings. If and whenever Borrower, at any time while this Note is outstanding, issues or sells, or in accordance with this Section 5(e) is deemed to have issued or sold, any shares of Common Stock (other than pursuant to an Exempt Issuance or a transaction described in clause (ii) above or clause (iv) below) for an effective consideration per share less than the Conversion Price then in effect (such lower price, the “Base Share Price”) (each such issuance a “Dilutive Issuance”), then (A) from the Original Issue Date until the 18-month anniversary of the Effective Date, the Conversion Price shall be reduced to a price equal to the Base Share Price and (B) after the 18-month anniversary of the Effective Date, the Conversion Price shall be reduced, and only reduced, by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock which the aggregate consideration received or receivable by Borrower in connection with such Dilutive Issuance would purchase at the then effective Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance. Such adjustment shall be made upon the issuance of any shares of Common Stock or any securities of Borrower or its subsidiaries which would entitle the holder thereof to receive at any time Common Stock, including without limitation, any convertible debt or preferred stock, or other instrument that is at any time convertible into or exchangeable for Common Stock, but excluding Options as defined below (“Common Stock Equivalents”).

    (iv)              Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets; Offerings of Property to Common Stock Holders. In case the Borrower shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another entity (where the Borrower is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Borrower), or sell, transfer or otherwise dispose of its property, assets or business to another entity and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring entity, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring entity (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Borrower, then the Holder shall have the right thereafter to receive, upon conversion of this Note, the number of shares of Common Stock of the successor or acquiring entity or of the Borrower, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a Holder of the number of shares of Common Stock for which the Note is convertible immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring entity (if other than the Borrower) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Note to be performed and observed by the Borrower and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board of Directors of the Borrower) in order to provide for adjustments of Conversion Shares for which this Note is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in this Section 5(e)(iv). For purposes of this Section 5(e)(iv), “common stock of the successor or acquiring entity” shall include equity of such entity of any class which is not preferred as to dividends or assets over any other class of equity of such entity and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such equity, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such equity. The foregoing provisions of this Section 5(e)(iv) shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

    If Borrower, at any time while the Notes are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness, assets or rights or warrants to subscribe for or purchase any security, other than rights or warrants to purchase Common Stock or Common Stock Equivalents (which shall be subject to Section 5(e)(v)), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets, evidence of indebtedness or rights so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(v) Deemed Issuances. For purposes of determining the adjusted Conversion Price under this Section 5(e), the following will be applicable:

    (A)                Issuance of Rights or Options. If Borrower in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Common Stock Equivalents (such warrants, rights and options to purchase Common Stock or Common Stock Equivalents are hereinafter referred to as “Options”) and the effective price per share for which Common Stock is issuable upon the exercise of such Options is less than the then effective Conversion Price (“Below Base Price Options”), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Base Price Options (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will, as of the date of the issuance or grant of such Below Base Price Options, be deemed to be outstanding and to have been issued and sold by Borrower for such effective price per share and the maximum consideration payable to Borrower upon such exercise (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will be deemed to have been received by Borrower. For purposes of the preceding sentence, the “effective price per share for which Common Stock is issuable upon the exercise of such Below Base Price Options” is determined by dividing (i) the total amount, if any, received or receivable by Borrower as consideration for the issuance or granting of all such Below Base Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to Borrower upon the exercise of all such Below Base Price Options, plus, in the case of Common Stock Equivalents issuable upon the exercise of such Below Base Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Base Price Options (assuming full conversion of Common Stock Equivalents, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Base Price Options or upon the exercise, conversion or exchange of Common Stock Equivalents issuable upon exercise of such Below Base Price Options.

    (B)                Issuance of Common Stock Equivalents. If Borrower in any manner issues or sells any Common Stock Equivalents, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the effective price per share for which Common Stock is issuable upon such exercise, conversion or exchange is less than the then effective Conversion Price, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents will, as of the date of the issuance of such Common Stock Equivalents, be deemed to be outstanding and to have been issued and sold by Borrower for such effective price per share and the maximum consideration payable to Borrower upon such exercise (assuming full exercise, conversion or exchange of Common Stock Equivalents, if applicable) will be deemed to have been received by Borrower. For the purposes of the preceding sentence, the “effective price per share for which Common Stock is issuable upon such exercise, conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by Borrower as consideration for the issuance or sale of all such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to Borrower upon the exercise, conversion or exchange thereof at the time such Common Stock Equivalents first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Common Stock Equivalents.

    (C)                Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to Borrower upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to Borrower upon the exercise, conversion or exchange of any Common Stock Equivalents; or (iii) the rate at which any Common Stock Equivalents are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change will be readjusted, upon ten Trading Days’ prior notice to the Holder, to the Conversion Price which would have been in effect at such time had such Options or Common Stock Equivalents still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. To the extent any Options or Common Stock Equivalents expire without exercise in full, the Conversion Price shall be recomputed to reflect only the number of shares actually issued upon the exercise or conversion of the Options and Common Stock Equivalents and the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had only such Options or Common Stock Equivalents so converted or exercised been initially granted, issued or sold; provided, however, any such adjustment shall only be effective upon ten Trading Days’ prior notice to the Holder.

    (D)                Calculation of Consideration Received. If any Common Stock, Options or Common Stock Equivalents are issued, granted or sold for cash, the consideration received therefor for purposes of this provision will be the amount received by Borrower therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by Borrower in connection with such issuance, grant or sale. In case any Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by Borrower will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by Borrower will be the fair market value (closing price, if traded on any Trading Market) thereof as of the date of receipt. In case any Common Stock, Options or Common Stock Equivalents are issued in connection with any merger or consolidation in which Borrower is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Common Stock Equivalents, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by Borrower’s Board of Directors or, in the case of an issuance of more than 1,000,000 shares, by an investment banker or other appropriate expert selected by Borrower and reasonably acceptable to the Required Holders (as defined in Section 7), with the costs of such appraisal to be borne by Borrower.

(E) Exceptions to Adjustment of Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 5(e) in respect of an Exempt Issuance.

    (vi)              Minimum Adjustment. No adjustment of the Conversion Price shall be made in an amount of less than $0.01 (subject to adjustment for reverse and forward stock splits and the like), and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than $0.01, subject to adjustment for reverse and forward stock splits and the like. For purposes of this Section 5(e), the number of shares of Common Stock deemed to be “issued and outstanding” as of a given time shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding at such time plus the number of shares of Common Stock issuable upon conversion of Borrower’s Series AA Preferred Stock and the Notes at such time.

    6.        Subordination. The indebtedness represented by this Note is subordinated in right of payment to all existing and future indebtedness owed by Borrower to Wells Fargo Bank, National Association (as successor to Wells Fargo Business Credit, Inc.) arising under that certain Credit and Security Agreement dated as of March 9, 2005, as amended from time to time (the “Credit Agreement”), pursuant to the terms of an Intercreditor and Subordination Agreement dated October 31, 2005 among Wells Fargo Bank, National Association, the original purchasers of the Notes, and Imation Corp. (the “Intercreditor Agreement”). If Borrower wishes to refinance the indebtedness under the Credit Agreement, Borrower may request that Holders negotiate in good faith an intercreditor agreement regarding the subordination of the Notes in right of payment to all existing and future indebtedness owed by Borrower to the refinancing lender, and the term “Intercreditor Agreement” shall include any such intercreditor agreement with a refinancing lender executed by the Required Holders in which case, all Notes shall be subordinate in right of payment as provided in such replacement intercreditor agreement.

    7.        Covenants. Borrower covenants and agrees that, without the prior consent of the holders of a two-thirds in principal amount of the outstanding Notes (the “Required Holders”), it will not (i) effect any merger or consolidation of Borrower with or into another entity in which the stockholders of Borrower immediately prior to such transaction hold securities of the surviving entity representing less than a majority of the surviving entity’s combined voting power, (ii) effect any sale of 33% or more of Borrower’s assets outside the ordinary course of business in one or a series of related transactions, (iii) effect any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (iv) incur or guarantee any indebtedness for borrowed money that is not expressly subordinated to the Notes in a manner acceptable to the Required Holders, other than indebtedness to Wells Fargo Business Credit, Inc. pursuant to the Credit Agreement or any subsequent refinancing(s) thereof (“Senior Indebtedness”); provided, however, that the principal amount of Senior Indebtedness may not exceed $40.0 million without the consent of the Required Holders, (v) prepay any indebtedness for borrowed money, or otherwise agree to advance the maturity date of any such indebtedness, other than Senior Indebtedness and other than the Notes (to the extent paid in accordance with Section 8), (vi) purchase or otherwise reacquire for value, or permit any redemption of, or pay any dividend or distribution (other than dividends on Borrower’s Series AA Convertible Preferred Stock payable in shares of Common Stock) on, any debt or equity security of Borrower (other than conversions of outstanding convertible securities or the cancellation of options, warrants or rights to acquire common stock pursuant to the cashless exercise thereof), or (vii) effect any liquidation of Borrower. The remedies of the holders of any outstanding Notes for any breach of clauses (i), (ii) or (iii) above shall not include specific performance and/or injunctive relief. Borrower agrees to reimburse the holders of the Notes for all reasonable attorneys’ fees and for all costs, fees, expenses and liabilities incurred by such holders or for which such holders become obligated in connection with or arising out of the enforcement by holders of any rights under the Notes or the Security Agreement.

    8.        Payment. Borrower may prepay the Notes at any time in whole but not in part without premium or penalty upon not less than ten business days’ advance notice to the Holder; provided, however, that (i) any such notice of prepayment shall be irrevocable and Borrower shall be obligated to make all prepayments set forth in such notice on the prepayment date specified in such notice, and (ii) the Holder may in any event elect to convert this Note pursuant to Section 5 at any time prior to the later of the close of business on the tenth business day after receipt of such notice and actual receipt of any prepayment (or any repayment on or after the Maturity Date) of this Note by delivering a Notice of Conversion in accordance with the provisions of Section 5. Notwithstanding the foregoing, if either (x) the Notes are prepaid (or repaid on or after the Maturity Date) during the continuation of an Event of Default (whether following acceleration of the Notes or otherwise), (y) the Equity Conditions are not met continuously during the ten Trading Days immediately preceding the date of prepayment or repayment, or (z) the prepayment or repayment is made in connection with a Fundamental Transaction, then in each such case Borrower shall be obligated to pay the Default Premium to the Holder of this Note in cash concurrently with such prepayment or repayment.

    9.        Default and Remedies. (a) Any of the following events shall constitute an “Event of Default”:

(i) Borrower’s failure to pay any principal, accrued interest or premium (if applicable) evidenced by the Notes when due in accordance with the terms of the Notes;

    (ii)                Borrower’s failure to comply with any other covenant or obligation arising under the Notes, the Purchase Agreement, the Security Agreement, the Registration Rights Agreement or the warrants issued pursuant to the Purchase Agreement that is not cured or waived within 20 days after the occurrence of such failure (other than a breach of the covenants in Section 7 above or Borrower’s certificate delivery obligations in Sections 2 and 5(d) above, as to which no cure period shall apply); provided, however, that if the failure to comply with any such other covenant or obligation cannot by its nature be cured within the 20-day period or cannot after diligent attempts by Borrower be cured within such 20-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional 10 days) to attempt to cure such default, and within such reasonable time period the failure to cure such default shall not be deemed an Event of Default;

(iii) Default under the terms of any other indebtedness of Borrower or any subsidiary of Borrower that is not cured or waived within any grace period applicable thereto;

(iv) The failure of a Conversion Shares Registration Statement to be declared effective by the Securities and Exchange Commission on or prior to the 180th day after the Original Issue Date;

    (v)                If, following the Effective Date, the effectiveness of the Conversion Shares Registration Statement lapses for any reason for more than an aggregate of 90 calendar days (which need not be consecutive days) during any 12 month period, or the Holder shall not be permitted to resell under the Conversion Shares Registration Statement for more than an aggregate of 90 calendar days (which need not be consecutive days) during any 12 month period;

(vi) The Borrower shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to upon conversion of all outstanding Notes;

(vii) The Common Stock shall fail to be listed or quoted for trading on any Trading Market for more than 25 consecutive Trading Days;

    (viii)                The failure of the Borrower to submit an application to list the Common Stock on an alternative Trading Market within 10 Trading Days after the occurrence of the event described in clause (vii) above or the failure of the Borrower to use commercially reasonable efforts to obtain such listing after the application is filed with an alternative Trading Market;

(ix) The occurrence of any Change of Control Transaction; or

(x) The occurrence of any Bankruptcy Event.

    (b)               If an Event of Default shall occur and be continuing, the Required Holders may declare the Notes (together with all accrued interest and the Default Premium) to be immediately due and payable (except in the case of a Bankruptcy Event, in which case acceleration shall be automatic without any further action on the part of the holders of Notes).

    10.        Cumulative Rights. No delay on the part of the Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

    11.        Waivers. Borrower waives presentment, demand for payment, notice of dishonor, protest and notice of protest with respect to this Note.

    12.        Attorneys’ Fees and Costs. If Borrower defaults in the payment of principal or interest due on this Note, the Holder shall be entitled to receive and Borrower agrees to pay all costs of collection incurred by the Holder, including without limitation, reasonable attorney’s fees for consultation and suit.

    13.        Treatment of Notes. Each Note issued pursuant to the Purchase Agreement or subsequently issued in replacement thereof shall rank pari passu as to the payment of principal and interest. The Holder agrees that any payments or prepayments to the holders of Notes, whether principal, interest or otherwise on account of such Notes, shall be made pro rata among holders of the Notes based upon the aggregate unpaid principal amount of the Notes. By accepting this Note, the Holder agrees that if the Holder or any other holder of a Note obtains any payments (whether voluntary, involuntary, by prepayment, set-off or otherwise) of principal, interest or premium on this Note or any other Note, the Holder or such holder shall purchase from other holders of Notes such participation in such Notes held by them as is necessary to cause all such holders to share the excess payment ratably among each of them as provided in this Section.

    14.        Certain Definitions. For purposes of this Note, the following terms shall have the indicated meanings:

“Bankruptcy Event” means any of the following events: (a) Borrower or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X of the Securities and Exchange Commission) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Borrower or any Significant Subsidiary thereof; (b) there is commenced against Borrower or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) Borrower or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) Borrower or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) Borrower or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) Borrower or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) Borrower or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) other than Meritage Private Equity Fund, L.P. and its affiliates of effective control (whether through legal or beneficial ownership of capital stock of Borrower, by contract or otherwise) of in excess of 40% of the voting securities of Borrower, or (b) a replacement at one time or within a one-year period of more than 50% of the members of Borrower’s board of directors with members who are not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (c) the execution by Borrower of an agreement to which Borrower is a party or by which it is bound providing for or facilitating any of the events set forth above in (a) or (b).

“Conversion Shares” means, collectively, the shares of Common Stock into which the Notes are convertible in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Default Premium” means an amount equal to the greater of (x) 20% of the principal amount of this Note, or (y) the excess over the principal amount of this Note of the product of (A) the VWAP on the Trading Day immediately preceding the date of acceleration, payment or prepayment of this Note (as applicable) multiplied by (B) the number of shares of Common Stock issuable upon conversion of this Note as of such date.

“Effective Date” means the date that the Conversion Shares Registration Statement is declared effective by the Securities and Exchange Commission.

“Equity Conditions” means, unless waived by the Required Holders as to a particular event (or, in the case of the condition set forth in clause (vii) below, by the affected Holder), as of such event date, the following conditions have been met: (i) in the case of a proposed forced conversion under Section 5(c) only, Borrower shall have duly honored all conversions of Notes scheduled to occur or occurring prior to such date, (ii) there is an effective Conversion Shares Registration Statement pursuant to which the holders of the Notes are permitted to utilize the prospectus thereunder to resell all of the Conversion Shares issued to such holders and all of the Conversion Shares as are issuable to such holders upon conversion in full of the Notes (and Borrower believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), or each Holder may sell, without volume restrictions pursuant to Rule 144(k) of the Securities and Exchange Commission all of the Conversion Shares issued to the Holder and all of the Conversion Shares as are issuable to the Holder upon conversion in full of the Notes of such Holder, (iii) the Common Stock is listed for trading on the Trading Market (and Borrower believes, in good faith, that trading of the Common Stock on the Trading Market will continue uninterrupted for the foreseeable future), (iv) in the case of a proposed forced conversion under Section 5(c) only, all liquidated damages and other amounts owing in respect of the Notes shall have been paid or will, concurrently with the issuance of the Conversion Shares, be paid in cash; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Conversion Shares issuable to the holders of the Notes upon conversion in full of the Notes or payment of such interest, as the case may be; (vi) with respect to a proposed forced conversion under Section 5(c) only, no Event of Default has occurred and is continuing (it being understood that an Event of Default shall not be deemed to continue if the event or condition underlying such Event of Default has been remedied or cured as of the date of determination); (vii) with respect to a proposed forced conversion under Section 5(c) only, all of the Conversion Shares issuable to the Holder upon conversion in full of the Notes will not violate the limitations set forth in Section 5(b); and (viii) with respect to a proposed forced conversion under Section 5(c) only, no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction has occurred that has not been consummated.

“Exempt Issuance” the issuance of (a) shares of Common Stock or options to employees, officers or directors of Borrower pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of Borrower or a majority of the members of a committee composed exclusively of non-employee directors established for such purpose or otherwise issued in connection with employment, (b) securities upon the exercise of or conversion of any Notes or Series AA Preferred Stock, any warrants issued to the original holders of the Notes or Series AA Preferred Stock or any other convertible securities, options or warrants issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of shares of Common Stock issuable pursuant to such securities (but if the number is increased, the anti-dilution provisions of Section 5 will only apply to the incremental number of shares resulting from such amendment), (c) securities issued pursuant to equipment financing, leasing arrangements, commercial bank financings, corporate partnering arrangements, strategic transactions (including joint ventures), acquisitions, mergers or technology transfer or development arrangements, provided any such issuance shall not include a transaction in which Borrower is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) as a dividend or distribution on, or reclassification of, other outstanding shares for which an adjustment to the Conversion Price is made pursuant to Section 5(e)(ii), (e) shares of Common Stock or options to consultants or suppliers, provided the number of shares of Common Stock or shares underlying such options does not exceed, in the aggregate, 0.5 % of the outstanding Common Stock in any 12-month period.

“Fundamental Transaction” means the occurrence after the Original Issue Date of (a) any merger or consolidation of Borrower with or into another Person in which the stockholders of Borrower immediately prior to such transaction hold securities of the surviving entity representing less than a majority of the surviving entity’s combined voting power, (b) any sale of all or substantially all of Borrower’s assets in one or a series of related transactions, or (c) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“Original Issue Date” shall mean the date of the first issuance of Notes pursuant to the Purchase Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Original Issue Date, to which Borrower and the original holders of the Notes are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Trading Day” shall mean any day during which the Trading Market shall be open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or the OTC Bulletin Board.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by the holders of a majority in principal amount of the Notes then outstanding (the costs of which shall be paid by the Borrower).

    15.        Amendment. No amendment or other modification of this Note shall be effective unless such amendment or modification is in writing and signed by Borrower and the Holder; provided, however, that (x) any such amendment or modification signed by Borrower and the Holder shall be binding on all future holders of this Note, and (y) any such amendment or modification that (i) accelerates any scheduled payment or required prepayment date or accelerates the maturity date of this Note, (ii) increases the principal or interest rate or any premium on this Note, (iii) decreases the Conversion Price applicable to this Note, or (iv) amends the provisions of Section 13 or this Section 15 shall require the prior consent of the Required Holders.

    16.        Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Colorado, excluding conflict of law principles that would cause the application of laws of any other jurisdiction.

        17.        Usury. All agreements between Borrower and the Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of Borrower to the Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to the Holder, under any specific contingency, exceeds the highest lawful rate, Borrower and the Holder shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between Borrower and the Holder.

    18.        Notices. All notices and other communications (including payment) hereunder shall be in writing or by telex, telegram or telecopy, and shall be deemed to have been duly made when delivered in person or sent by telex, telegram, telecopy, same day or overnight courier, or 72 hours after having been deposited in the United States first class or registered or certified mail return receipt requested, postage prepaid. Notices shall be sent:

If to the initial Holder: If to Borrower: Exabyte Corporation 2108 55th Street Boulder, Colorado 80301 Fax: (303) Attention: Chief Financial Officer

    19.        Successors and Assigns.Borrower shall not assign or delegate its obligations hereunder without the prior written consent of the Required Holders. The Holder may freely assign its rights hereunder, subject only to applicable securities laws. The provisions of this Note shall be binding upon and shall inure to the benefit of any successors or assigns; provided, however, that any successor to Borrower or any surviving entity in a Fundamental Transaction shall (i) assume in writing all of the obligations of Borrower under this Note, the Purchase Agreement, the Security Agreement, the Registration Rights Agreement and the warrants issued pursuant to the Purchase Agreement pursuant to written agreements in form and substance satisfactory to the Required Holders (such approval not to be unreasonably withheld or delayed) prior to such Fundamental Transaction and (ii) to issue to the Holder a new note of such successor entity evidenced by a written instrument substantially similar in form and substance to this Note, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of this Note and having similar ranking to this Note, and satisfactory to the Required Holders (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 19 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Note.

    20.        Severability.In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    21.        Business Days. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or a public holiday under the laws of the State of Colorado, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

_________________

        IN WITNESS WHEREOF, the undersigned has executed this Note on and as of the date first above written.

EXABYTE CORPORATION By: Name: Title:

ANNEX A

NOTICE OF CONVERSION

        The undersigned hereby elects to convert the dollar amount of this 10% Convertible Subordinated Note indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Exabyte Corporation, a Delaware corporation (the “Borrower”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

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Principal amount of Note prior to Conversion

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Principal amount of Note to be Converted

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Accrued Interest and Default Premium to be Converted

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Number of shares of Common Stock to be Issued

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Applicable Conversion Price

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Principal amount of Note subsequent to Conversion

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[HOLDER] By:_______________________ Name: Title: